Exhibit 16.1

101 Larkspur Landing Circle Suite 321 Larkspur, CA 94939 415-448-5061 www.rbsmllp.cpm

December 4, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Surna, Inc. included under Item 4.01 of its Form 8-K dated December 4, 2017, and we agree with such statements as they relate to our firm, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage Anton Collins Mitchell LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in the Section B. under Item 4.01.

/s/ RBSM LLP
Larkspur, CA

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